Exhibit 99.10

DEED OF ADHERENCE

This Deed of Adherence (this “Deed”) is entered into on October 29, 2022

BY:

First Pharmacia International, a limited liability company organized and existing under the laws of Cayman Islands with its registered address at Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands (the “Additional Member”).

RECITALS:

(A)            On September 9, 2022, the parties listed on Annex A to this Deed (the “Existing Members”) entered into a consortium agreement (the “Consortium Agreement”) and proposed to, among other things, undertake an acquisition transaction (the “Transaction”) with respect to 111, Inc., a company incorporated under the laws of the Cayman Islands and listed on the NASDAQ Global Market (“NASDAQ”) (the “Company”), pursuant to which the Company would be delisted from NASDAQ and deregistered under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(B)            Additional members may be admitted to the Consortium pursuant to Section 1.4 of the Consortium Agreement.

(C)            The Additional Member now wishes to participate in the Transaction contemplated under the Consortium Agreement, to sign this Deed, and to be bound by the terms of the Consortium Agreement as a Party thereto.

THIS DEED WITNESSES as follows:

1.	Defined Terms And Construction

(a)	Capitalized terms used but not defined herein shall have the meaning set forth in the Consortium Agreement.

(b)	This Deed shall be incorporated into the Consortium Agreement as if expressly incorporated into the Consortium Agreement.

2.	Undertakings

(a)	Assumption of obligations

The Additional Member undertakes to each other Party to the Consortium Agreement that it will, with effect from the date hereof, perform and comply with each of the obligations of a Party as if it had been a Party to the Consortium Agreement at the date of execution thereof and the Existing Members agree that where there is a reference to a “Party” it shall be deemed to include a reference to the Additional Member and with effect from the date hereof, all the rights of a Party provided under the Consortium Agreement will be accorded to the Additional Member as if the Additional Member had been a Party under the Consortium Agreement at the date of execution thereof. The number of Rollover Shares to be contributed by the Additional Member are set forth in Schedule A hereto.

3.	Representations And Warranties

(a)	The Additional Member represents and warrants to each of the other Parties as follows:

(1)	Status

It is a company duly organized, established and validly existing under the laws of the jurisdiction stated in the preamble of this Deed and has all requisite power and authority to own, lease and operate its assets and to conduct the business which it conducts.

(2)	Due Authorization

It has full power and authority to execute and deliver this Deed and the execution, delivery and performance of this Deed by the Additional Member has been duly authorized by all necessary action on behalf of the Additional Member.

(3)	Legal, Valid and Binding Obligation

This Deed has been duly executed and delivered by the Additional Member and constitutes the legal, valid and binding obligation of the Additional Member, enforceable against it in accordance with the terms hereof (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(4)	Ownership

As of the date of this Deed, (i) the Additional Member holds (A) of record the number of Company Shares set forth under the heading “Shares Held of Record” next to its name on Schedule B hereto (specifying the number held as Class A and Class B ordinary shares of the Company, and Class A ordinary shares in the form of ADSs), free and clear of any encumbrances or restrictions, and (B) the other Securities set forth under the heading “Other Securities” next to its name on Schedule B hereto, in each case free and clear of any encumbrances or restrictions; (ii) the Additional Member has the sole right to Control the voting and disposition of such Company Shares (if any) and any other Securities (if any) held by it; and (iii) none of the Additional Member and its Affiliates owns, directly or indirectly, any Company Shares or other Securities, other than as set forth on Schedule B hereto.

(5)	Reliance

The Additional Member acknowledges that the Existing Members have consented to the admission of the Additional Member to the Consortium on the basis of and in reliance upon (among other things) the representations and warranties in Sections 3(a)(1) to 3(a)(4) above, and the Existing Members’ consent was induced by such representations and warranties .

4.	Miscellaneous

Sections 7 (Notices), 9.9 (Governing Law), and 9.10 (Dispute Resolution) of the Consortium Agreement shall apply mutatis mutandis to this Deed.

[Signature page follows.]

IN WITNESS WHEREOF, the Additional Member has executed this Deed as a deed and delivered this Deed as of the day and year first above written.

EXECUTED AS A DEED BY		)
)
First Pharmacia International		)
)
)
)
By:	/s/ Zhi Yang	)
Name: Zhi Yang		)
Title: Director		)

in the presence of
Signature:	/s/ Maggie Chen
Name: Maggie Chen
Occupation: CFO
Address: Suite 2606, Tower 1, Richport Center, 763 Mengzi Road, Shanghai, China

Notice details:
Address: Suite 2606, Tower 1, Richport Center, 763 Mengzi Road, Shanghai, China
Attention: Zhi Yang / Maggie Chen
Facsimile: 6315 4545
E-mail: zhi@bvcf.com / maggie@bvcf.com

[Deed of Adherence Signature Page]

ANNEX A (DEED OF ADHERENCE)

EXISTING MEMBERS

1.	Gang Yu
2.	Infinity Cosmo Limited
3.	Junling Liu
4.	Sunny Bay Global Limited
5.	Shanghai Guosheng Capital Management Co., Ltd.